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                                                                    EXHIBIT 99.5

             [LETTERHEAD OF CREDIT SUISSE FIRST BOSTON CORPORATION]

Board of Directors
Wachovia Corporation
100 North Main Street
Winston-Salem, NC 27150-3099

Members of the Board of Directors:

   We hereby consent to the inclusion of our opinion letter to the Board of Directors of Wachovia Corporation ("Wachovia") as Appendix E to the Joint Proxy Statement-Prospectus of First Union Corporation ("First Union") and Wachovia relating to the proposed merger transaction involving Wachovia and First Union, and references thereto in such Joint Proxy Statement-Prospectus under the captions "SUMMARY -- Our Financial Advisors Have Provided Opinions as to the Fairness of the Exchange Ratio from a Financial Point of View" and "FIRST UNION PROPOSAL 1 AND WACHOVIA PROPOSAL 1: THE MERGER -- Opinion of Wachovia's Financial Advisor". In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                               By: /s/ Credit Suisse First Boston Corporation
                                  CREDIT SUISSE FIRST BOSTON CORPORATION

New York, New York
April 26, 2001